AMENDED SCHEDULE A TO THE SHAREHOLDER SERVICES AGREEMENT
BETWEEN TD ASSET MANAGEMENT USA FUNDS INC. AND TD WEALTH
MANAGEMENT SERVICES INC. f/k/a COMMERCE CAPITAL MARKETS INC.

Portfolio	Class	Fee
		(as a percentage of average
		daily net assets)
TDAM Institutional Money
Market Fund	Institutional Service	0.25%
	Commercial	0.25%
TDAM Institutional U.S.
Government Fund	Institutional Service	0.25%
	Commercial	0.25%
TDAM Institutional Treasury
Obligations Money Market Fund	Institutional Service	0.25%
	Commercial	0.25%
TDAM Institutional Municipal
Money Market Fund	Institutional Service	0.25%
	Commercial	0.25%